Exhibit 99.1

May 15, 2013 12:49 UTC

3Pea International, Inc. Reports Record First Quarter 2013 Results

3Pea international Reports Record First Quarter Revenues, Operating Income and Net Income.

HENDERSON, Nev.--(BUSINESS WIRE)-- 3Pea International, Inc. (OTCBB:TPNL), a payment solutions company focused on prepaid debit card program management and processing services, today announced record financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Highlights:

•	Revenues increased 42% to $2,111,037 for the quarter ended March 31, 2013 up from $1,484,592 for the quarter ended March 31, 2012.
•	Operating income increased 150% to $240,781 for the quarter ended March 31, 2013 up from $92,228 for the quarter ended March 31, 2012.
•	Net income increased 196% to $226,405, or $.01 per share for the quarter ended March 31, 2013 up from $76,390, or $.00 per share for the quarter ended March 31, 2012

Three months ended March 31, 2013 and 2012

Revenues for the three months ended March 31, 2013 were $2,111,037, an increase of $626,445 compared to the same period in the prior year, when revenues were $1,484,592. The increase in revenue is due to the following factors: the first factor being the launch of several new card programs during the latter part of 2012; and the second factor due to an increase in processing, program management, development, fulfillment and customer service fees compared to the prior year. We expect our revenues to continue to trend upward as the economy improves and as we roll out additional debit card programs utilizing our newest processing platform, diversify our product line and increase the number of support services offered to our customers.

Gross profit for the three months ended March 31, 2011 was $519,566, an increase of $256,779 compared to the same period in the prior year, when gross profit was $262,787. Our overall gross profit percentage approximated 25% and 18% during the fiscal years 2013 and 2012 which is consistent with our overall expectations.

Our net income for the three months ended March 31, 2013 was $226,398, an increase of $150,013 compared to the same period in the prior year, when we recorded net income of $76,385. The increase in our net income is attributable to the aforementioned factors.

“We are pleased with our first quarter performance as revenues, operating margins, and net income improved as compared to the first quarter of 2012,” commented Arthur De Joya, Chief Financial Officer, 3Pea International. “We look forward to the remainder of 2013 as we continue to diversify our product line and introduce new value added services to our product mix.”

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2013 AND DECEMBER 31, 2012

(UNAUDITED)

	March 31, 2013	December 31, 2012
ASSETS

Current assets
Cash	$1,771,502	$1,872,911
Cash Restricted	4,312,313	5,050,867
Accounts Receivable	53,766	81,333
Prepaid Expenses and other assets	55,500	16,050
Total current assets	6,193,081	7,021,161

Fixed assets, net	118,212	108,938

Intangible and other assets
Deposits	3,551	3,551
Intangible assets, net	370,078	326,625

Total assets	$6,684,922	$7,460,275

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$1,942,615	$2,212,312
Customer card funding	4,312,313	5,050,867
Notes payable-related parties	538,000	538,000
Notes payable	169,400	169,400
Total current liabilities	6,962,328	7,970,579

Total liabilities	6,962,328	7,970,579

Stockholders' deficit
Common stock; $0.001 par value; 150,000,000 shares authorized, 38,936,606 and 38,911,606 issued and outstanding at March 31, 2013 and December 31, 2012, respectively	38,937	38,912
Additional paid-in capital	5,570,406	5,563,931
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(5,785,838)	(6,012,243)
Total 3Pea International, Inc.'s stockholders' deficit	(326,495)	(559,400)
Noncontrolling interest	49,089	49,096
Total stockholders' deficit	(277,406)	(510,304)

Total liabilities and stockholders' deficit	$6,684,922	$7,460,275

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(UNAUDITED)

	For the three months ended March 31,
	2013	2012

Revenues	$2,111,037	$1,484,592

Cost of revenues	1,591,471	1,221,805

Gross profit	519,566	262,787

Operating expenses
Depreciation and amortization	10,181	16,826
Selling, general and administrative	268,604	153,733

Total operating expenses	278,785	170,559

Income from operations	240,781	92,228

Other income (expense)
Interest expense	(14,383)	(15,843)
Total other income (expense)	(14,383)	(15,843)

Income before provision for income taxes and noncontrolling interest	226,398	76,385

Provision for income taxes	–	–

Net income before noncontrolling interest	226,398	76,385

Net (income) loss attributable to the noncontrolling interest	(7)	(3)

Net income attributable to 3Pea International, Inc.	$226,405	$76,390

Net income per common share - basic	0.01	0.00
Net income per common share - fully diluted	0.01	0.00

Weighted average common shares outstanding - basic	38,927,540	35,250,391
Weighted average common shares outstanding - fully diluted	42,388,040	35,250,391

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About 3Pea International:

3Pea International is a payment solutions company that focuses on providing prepaid debit program management and processing services. The company provides a card processing platform consisting of proprietary systems and innovative software applications based on the unique needs of our programs. Through this platform, the company provides a variety of services including transaction processing, card creation and fulfillment, cardholder enrollment, value loading, cardholder account management, reporting, integrated voice response, and customer service.

Forward-Looking Statements:

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3Pea undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Contacts

3Pea International

Brian Polan,

702-749-7234

Investor Relations

investor@3pea.com

bpolan@3pea.com

Source: 3Pea International, Inc.

View this news release online at:

http://www.businesswire.com/news/home/20130515005534/en

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